Exhibit 99.1

FOR IMMEDIATE RELEASE

Mariam Sughayer

Corporate Communications

650-628-7245

msughayer@ea.com

GERALDINE LAYBOURNE JOINS EA’S

BOARD OF DIRECTORS

REDWOOD CITY, Calif. – November 6, 2008. Electronic Arts (NASDAQ:ERTS), the world’s leading interactive entertainment software company, today announced that Geraldine Laybourne was appointed to EA’s Board of Directors on November 5, 2008.

Ms. Laybourne is the founder of Oxygen Media, a television network launched in 2000 targeted at younger women, where she served as chairman and chief executive officer until 2007. She also served as president of Disney/ABC Cable Networks where she played a key role in management of ABC’s Saturday morning children’s programming schedule. Prior to this, Ms. Laybourne served 16 years at Nickelodeon, managing the television network and establishing herself as a pioneer in creating innovative programming for children.

“Gerry has an impressive background leading teams to conceptualize and launch revolutionary new entertainment properties. Her experience with successful global media properties will be invaluable to EA’s board as our company continues to create products for new audiences,” said EA CEO John Riccitiello.

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About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the Company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, cellular handsets and the Internet. Electronic Arts markets its products under four brand names: EA SPORTSTM, EATM, EA SPORTS FreestyleTM and POGOTM. In fiscal 2008, EA posted GAAP net revenue of $3.67 billion and had 27 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA SPORTS Freestyle and POGO are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries. All other trademarks are the property of their respective owners.